JOHN HANCOCK BOND TRUST
AMENDMENT TO ADVISORY AGREEMENT
     AMENDMENT made this 1st day of October, 2009, to the Advisory Agreement dated July 1, 2009 between John Hancock Bond Trust, a Massachusetts business trust, on behalf of its series John Hancock Government Income Fund (the “Fund”), and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, which relates to Section 4 of the Agreement, “Compensation of the Adviser,” is hereby amended for the Fund, as shown in Appendix A hereto.

2. EFFECTIVE DATE
     This Amendment shall become effective as of the date first mentioned above.

3. DEFINED TERMS
Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4. OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK BOND TRUST, on behalf of John Hancock Government Income Fund
By:	/s/ Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC
By:	/s/ Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

Appendix A

	First	Next	Next		Excess
	$300	$300	$400	Next	over
	million	million	million	$1 billion	$2 billion
	of	of	of	of	of
Fund	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets
John Hancock Government Income Fund	0.625%	0.500%	0.480%	0.450%	0.430%

A-1